                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-12

                                      HEALTHGATE DATA CORP.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                      HEALTHGATE DATA CORP.
      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                             HEALTHGATE DATA CORP.
                         25 CORPORATE DRIVE, SUITE 310
                        BURLINGTON, MASSACHUSETTS 01803

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 28, 2001

    Notice is hereby given that the Annual Meeting of Stockholders of HealthGate Data Corp. (the "Company") will be held on Thursday, June 28, 2001 commencing at 10:00 a.m., local time, at the Sheraton Colonial Hotel and Golf Club, One Audubon Road, Wakefield, Massachusetts for the following purposes:

    1. To elect three Class II Directors to the Board of Directors of the Company to serve for three year terms until the 2004 annual meeting of stockholders;

    2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a three-for-one reverse stock split of the Company's outstanding Common Stock; and

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The stock transfer books will not be closed but only stockholders of record at the close of business on May 25, 2001, will be entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          /s/ Rick Lawson
                                          Rick Lawson
                                          Secretary

Burlington, Massachusetts
June 7, 2001

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING AND VOTE YOUR SHARES. IN THE EVENT YOU CANNOT ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A STOCKHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                                     [LOGO]

                             HEALTHGATE DATA CORP.
                         25 CORPORATE DRIVE, SUITE 310
                        BURLINGTON, MASSACHUSETTS 01803
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         PROXY SOLICITATION AND EXPENSE

    The accompanying proxy is solicited by the Board of Directors of HealthGate Data Corp. ("HealthGate" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 28, 2001, at 10:00 a.m., local time, at the Sheraton Colonial Hotel and Golf Club, One Audubon Road, Wakefield, Massachusetts. Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted. A stockholder who executes and returns a proxy in the accompanying form has the power to revoke such proxy at any time prior to exercise thereof by notice in writing received by the Secretary of HealthGate, by executing a later dated proxy, or by attending the meeting and voting in person. It is expected that proxy solicitation materials will be mailed to stockholders on or about June 7, 2001.

    The expense of soliciting proxies in the accompanying form will be borne by HealthGate. HealthGate has engaged Georgeson Shareholder to assist in the solicitation of proxies from stockholders, at a fee of $4,000. In addition, directors, officers, employees or agents of HealthGate may make some solicitations by mail, telephone or personal interview.

                         OUTSTANDING VOTING SECURITIES

    Only holders of record at the close of business on May 25, 2001 (the "Record Date") will be entitled to vote at the meeting. On the Record Date there were 18,004,498 shares of HealthGate's Common Stock, par value $0.01 per share ("Common Stock"), outstanding, each of which is entitled to one vote.

    The presence, either in person or by proxy, of the holders of a majority of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as defined below) will be counted for purposes of determining the presence or absence of a quorum.

    Directors will be elected by a plurality of the votes cast by the holders of HealthGate's Common Stock voting in person or by proxy at the Annual Meeting.

    Generally, proposals must be approved by a majority of the votes properly cast. Therefore, in general, if a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. However, approval of the proposal to amend HealthGate's Amended and Restated Certificate of Incorporation to effect a three-for-one reverse stock split of HealthGate's outstanding Common Stock requires the affirmative vote of a majority of the shares entitled to vote thereon. Accordingly, broker non-votes and abstentions will have the effect of votes against the proposal to amend HealthGate's Amended and Restated Certificate of Incorporation to effect a three-for-one reverse stock split of the Company's outstanding Common Stock. HealthGate believes that the tabulation procedures to be followed are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

    In accordance with HealthGate's Certificate of Incorporation, our Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of stockholders, the successors to the Directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified.

    Each of Gerald E. Bisbee, Jr., Ph.D., Jonathan J. G. Conibear and Thomas O. Pyle has been nominated for election at the 2001 Annual Meeting of Stockholders to serve as a director for a three-year term expiring at our annual meeting of stockholders in 2004 or until his respective successor has been duly elected and qualified. It is intended that the persons named in the proxy will vote for the election of each of the three nominees listed below to serve as Class II Directors for a three year term until the 2004 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees has indicated his willingness to serve or to continue to serve as a member of the Board of Directors if elected; however, in case any nominee should become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

    Assuming a quorum is present, the three persons receiving the three highest totals of votes cast in favor of his or her election will be elected as Class II Directors.

DIRECTORS--NOMINEES FOR A TERM OF THREE YEARS EXPIRING IN 2004

    The nominees for election at the annual meeting of stockholders as Class II Directors are as follows:

    GERALD E. BISBEE, JR., Ph.D. (age 58) was elected a Class II Director of HealthGate in August 2000. Since 1998 Dr. Bisbee has been Chairman, President and CEO of ReGen Biologics, Inc., a company that designs, engineers and manufactures tissue engineered products for orthopedic applications. He is also Chairman of The Health Management Academy, a health care education and marketing firm. Since 1989 Dr. Bisbee has been a director of APACHE Medical
Systems, Inc., a software decision support and content management company for hospitalized critical care patients (where he served as Chairman and Chief Executive Officer from 1989 through 1997 and was re-elected Chairman in December 2000). Dr. Bisbee has served as a director of Cerner Corporation, a software information technology and content solutions company for healthcare organizations and consumers, since February 1988.

    JONATHAN J. G. CONIBEAR (age 49) has served as a member of our Board of Directors since December 1996. Since 1986, Mr. Conibear has served as Executive Director of Blackwell Science, Ltd., the largest publisher of medical societies' journals and one of the world's largest medical publishers, with headquarters in Oxford, U.K. From 1985 to 1997, Mr. Conibear had other responsibilities with Blackwell Science, including President, Blackwell Science Inc., Blackwell's U.S. subsidiary, Chair, Blackwell's Asian subsidiary, and Sales Director. From 1974 to 1985, Mr. Conibear served in various positions with Oxford University Press.

    THOMAS O. PYLE (age 61) was elected a Class II Director of HealthGate in January 2001. Mr. Pyle has served as a Director of Controlled Risk Insurance Company, Ltd. since 1976 (Chairman 1976-1989 and 2000-present). He is also a Director and Chairman of related organizations, Risk Management Foundation of the Harvard Medical Institutions and Controlled Risk Insurance Company, Inc. (Vermont). He became Chief Executive Officer of PrivaSource, a start-up company, in 2001. From 1978 to 1991, Mr. Pyle served as Chief Executive Officer of Harvard Community Health Plan and from 1993 to 1994 he served as Chief Financial Officer of MetLife Health Care. Since 1987, Mr. Pyle has also been a director of Millipore Corporation, a manufacturer of laboratory analytical instruments.

HEALTHGATE'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH NAMED NOMINEE.

DIRECTORS TO CONTINUE IN OFFICE UNTIL 2002

    The current Class III Directors of the Company, who are not standing for re-election at this year's annual meeting and whose terms will expire at our annual meeting of stockholders in 2002, are as follows:

    EDSON D. DE CASTRO (age 62) has served as a member of our Board of Directors since December 1994. Since 1997, Mr. de Castro has been a self-employed business consultant. From 1992 to 1997, Mr. de Castro was Chairman of Xenometrix, Inc., a biotechnology company. From 1989 to 1990, Mr. de Castro was Chairman of the Board of Directors of Data General Corporation. From 1968 to 1989, Mr. de Castro served as President and Chief Executive Officer of Data General. Mr. de Castro is a director of AVAX Technologies, Inc., a biopharmaceutical company, Eprise Corporation, a provider of advanced content management software for Web sites, and of VCampus Corp. a publisher of educational courseware for Internet training programs. Mr. de Castro is also a trustee of Boston University and a Member of the Visiting Committee of Clark University Graduate School of Management Advisory Council. Mr. de Castro is also a Member of the Corporation of Partners Healthcare System, Inc.

    WILLIAM S. REECE (age 35) is a founder of HealthGate and has served as a member of our Board of Directors and our President and Chief Executive Officer since our inception in 1994. Mr. Reece has served as the Chairman of our Board of Directors since December 1994. From 1988 to 1994, Mr. Reece served in several positions, including Vice President, Sales and Marketing, Manager of U.S. Sales and Marketing Representative at PaperChase, a medical literature retrieval software company owned by Beth Israel Hospital in Boston.

CURRENT DIRECTORS TO CONTINUE IN OFFICE UNTIL 2003

    The current Class I Directors of the Company, who are not standing for re-election at this year's annual meeting and whose terms will expire at our annual meeting of stockholders in 2003, are as follows:

    DAVID FRIEND (age 53) has served as a member of our Board of Directors since April 1995. In June 1999, Mr. Friend became Chief Executive Officer of
Sonexis, Inc., formerly known as eYak, Inc., a telecommunications software company. From 1995 through December 1999, Mr. Friend served as Chairman of the Board of Directors of FaxNet Corp., a provider of messaging services to the telecommunications industry. During 1994 and 1995, Mr. Friend served as a lecturer at Massachusetts Institute of Technology. From 1983 to 1994,
Mr. Friend served as Chairman of the Board of Directors of Pilot Software, an international software firm.

    WILLIAM G. NELSON, Ph.D. (age 66) has served as a member of our Board of Directors since October 2000. Since 1990, Dr. Nelson has been the Chairman of the Board of Directors of HarrisData Corp., a computer software company. Since 1999, Dr. Nelson has also been the Chairman of the Board of Directors of Repository Technologies Inc., a computer software company. Dr. Nelson has been a director of GEAC Computer Corporation, Limited since 1988. Additionally, from June 1996 through October 2000, Dr. Nelson served as the Chairman of the Board of Directors of GEAC, and from September 1996 until April 1999, he also served as its Chief Executive Officer and President. Since 1986, Dr. Nelson has also served as a director of Manugistics Group, Inc., a provider of intelligent supply chain optimization solutions for enterprises and evolving eBusiness trading networks. From

December 1991 to December 1994, Dr. Nelson was President and Chief Executive Officer of Pilot Software, Inc. Dr. Nelson also serves as a trustee of Swarthmore College and Hampton University.

BOARD OF DIRECTORS AND COMMITTEES

    During 2000, there were fifteen meetings of the Board of Directors. In 2000, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by all committees of the Board on which such director served, except that Mr. Friend did not attend four Board of Directors meetings and two Audit Committee meetings.

    The Board of Directors of the Company has standing Audit, Compensation and Nominating Committees.

    The Audit Committee consists of Messrs. de Castro and Friend and
Dr. Nelson. The Audit Committee operates under a written charter adopted by the Board of Directors that is attached as Appendix A to this proxy statement. The Audit Committee held four meetings in 2000.

    The Audit Committee has provided the following report*:

    The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the stockholders, potential stockholders, and the investment community relating to HealthGate's corporate accounting, reporting practices, and the quality and integrity of the Company's financial reports. The Audit Committee's responsibilities include recommending the independent auditors to be selected to audit the Company's financial statements; reviewing the scope of the proposed audit for the current year and the audit procedures to be utilized; reviewing the results of the audit, including recommending actions in response to any comments or recommendations of the independent auditors; reviewing with the independent auditors and management the adequacy and effectiveness of the Company's accounting and financial controls; reviewing the financial statements to be filed quarterly with the Securities and Exchange Commission with management and the independent auditors; reviewing the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders.

    The Audit Committee is composed of three non-employee directors, each of whom is an "independent director" under the rules of National Association of Securities Dealers governing the qualifications of the members of audit committees.

    The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from HealthGate and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and considered the compatibility of non-audit services with the auditors' independence.

------------------------

* The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 Act, as amended, or the Securities Exchange Act of 1934, as amended.

    Based on its review and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2000.

                                          The Audit Committee of HealthGate Data
                                          Corp.,

                                          Edson D. de Castro
                                          David Friend
                                          William G. Nelson, Ph.D.

    The Compensation Committee consists of Dr. Bisbee and Messrs. Conibear and Pyle. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our employees and consultants, including all executive officers and the Chief Executive Officer. The Compensation Committee held two meetings in 2000.

    The Nominating Committee consists of Messrs. Conibear, de Castro and Reece. The Nominating Committee advises and makes recommendations to the Board concerning the selection of candidates as nominees for election as Directors. The committee recommended this year's Class II director candidates. In recommending candidates for election to HealthGate's Board of Directors, the Committee considers, among other factors, experience, employment history, education and personal attributes. Stockholders who wish to recommend qualified candidates as Directors should write to: HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, MA 01803, Attn: Secretary, stating the qualifications of such persons for consideration by the committee. The Nominating Committee held one meeting in 2000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid to or earned by our Chief Executive Officer and our three other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus exceeded $100,000 for services rendered to HealthGate in all capacities during the years ended December 31, 2000, 1999, and 1998.

                                            ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                    -----------------------------------     ---------------------------------
                                                                            SECURITIES
                                                                            UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY ($)     BONUS ($)     OPTIONS (#)   COMPENSATION ($)(1)
---------------------------         --------   ----------     ---------     -----------   -------------------
William S. Reece..................    2000       243,000            --             --             205
  President and Chief Executive       1999       200,000       140,000(2)          --             128
  Officer                             1998       138,583        66,500(3)     257,790              --

Mark A. Israel(4).................    2000       168,771(5)         --             --             112
  Chief Technology Officer            1999       150,000        30,000(2)          --              96
                                      1998       126,000        32,000(3)     118,980              --

Rick Lawson.......................    2000       175,000        34,970(6)          --             150
  Vice President of Content and       1999       120,000        50,000(2)          --              76
  Secretary                           1998        93,750        30,000(3)     118,980              --

Richard J. Fecher(7)..............    2000       238,750(8)     31,125        120,000             227
  Vice President of Sales             1999       124,033(9)     32,000(2)     118,980              95

------------------------

(1) Represents payments made by the Company in the respective years for term life insurance premiums on behalf of the Named Executive Officers.

(2) Represents amounts awarded in February 2000 for bonuses earned in 1999.

(3) Represents amounts awarded in January 1999 for bonuses earned in 1998.

(4) Mr. Israel resigned from HealthGate in May 2000.

(5) Includes severance paid in 2000.

(6) Represents amounts awarded in February 2001 for bonuses earned in 2000.

(7) Mr. Fecher was hired by HealthGate in May 1999 and elected by the Board of Directors to serve as Vice President of Sales in September 1999. Mr. Fecher resigned from HealthGate in January 2001.

(8) Includes commissions paid in 2000.

(9) Includes commissions paid during 1999.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2000

    The following table sets forth information concerning the individual grants of stock options to each of the Named Executive Officers who received grants during the fiscal year ending December 31, 2000. All options were granted under HealthGate's 1994 Stock Option Plan.

                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                    INDIVIDUAL GRANT                                                 ANNUAL RATES OF
                        ----------------------------------------                                       STOCK PRICE
                            NUMBER OF         PERCENT OF TOTAL                                      APPRECIATION FOR
                            SECURITIES       OPTIONS GRANTED TO                                      OPTION TERM(1)
                        UNDERLYING OPTIONS   EMPLOYEES IN FISCAL     EXERCISE     EXPIRATION      ---------------------
NAME                       GRANTED (#)          YEAR (%) (2)       PRICE ($/SH)      DATE          5% ($)        10%
----                    ------------------   -------------------   ------------   ----------      ---------   ---------
Richard J.
  Fecher(3)...........         20,000               0.80%            6.25          03/20/05(3)     34,535      76,314
                              100,000               4.01%           0.8125         11/10/05(3)     22,448      49,604

------------------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

(2) In 2000, HealthGate granted options to purchase an aggregate of 2,492,562 shares of Common Stock.

(3) Mr. Fecher resigned from HealthGate in January 2001, and his options expired without exercise in April 2001.

AGGREGATED OPTION EXERCISES IN 2000 AND 2000 YEAR-END OPTION VALUES

    The following table sets forth certain information with respect to the number and value of option exercises in 2000 and unexercised options held by the Named Executive Officers on December 31, 2000.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                SHARES                                YEAR-END (#)             FISCAL YEAR-END ($)(1)
                             ACQUIRED ON         VALUE         ---------------------------   ---------------------------
NAME                         EXERCISE (#)   REALIZED ($) (1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ------------   ----------------   -----------   -------------   -----------   -------------
William S. Reece...........     0               0                211,387         86,063         0             0
Rick Lawson................     0               0                 79,320         39,660         0             0
Mark A. Israel (2).........     0               0                      0              0         0             0
Richard J. Fecher (3)......     0               0                 39,660        199,320         0             0

------------------------

(1) The value of unexercised in-the-money options represents the difference between $0.1875 (the closing price of our Common Stock on December 29, 2000, the last day of our fiscal year), and the exercise price of the stock options, multiplied by the number of shares subject to the stock options.

(2) Mr. Israel resigned from HealthGate in May 2000 and his options expired in March 2001.

(3) Mr. Fecher resigned from HealthGate in January 2001 and his options expired in April 2001.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

    Under an employment agreement dated October 1, 1995, HealthGate agreed to employ Mr. Reece as Chairman of the Board, President and Chief Executive Officer of HealthGate for a period of three years beginning on October 1, 1995, to be automatically renewed on an annual basis, unless either party does not wish to extend the employment agreement, in which case the agreement will terminate three years from the applicable renewal date. Under the agreement, Mr. Reece's minimum base salary is $110,000 per annum, subject to annual review by the Board of Directors. Mr. Reece is also eligible to participate in any bonus programs we adopt. Mr. Reece's 2000 annual base salary was $243,000, without any cash bonus, as determined by the Board of Directors for 2000 services.

    HealthGate may terminate Mr. Reece's employment for malfeasance, nonfeasance or breach of the employment agreement, as determined by 75% of the Board of Directors. If we terminate Mr. Reece's employment for malfeasance, nonfeasance or breach of the employment agreement, Mr. Reece will be entitled to receive a lump sum severance payment equal to 12 months' compensation at his then-current base salary, the amount of any bonus paid to him in the previous contract year, and any accrued bonus through the date of termination, plus any benefits to which he is entitled for 12 months following the date of termination. We may also terminate Mr. Reece's employment if Mr. Reece is convicted of a felony involving HealthGate. If we terminate Mr. Reece's employment for conviction of a felony involving HealthGate, Mr. Reece will not be entitled to any further compensation under the employment agreement, except as may be required by applicable law.

    In addition, Mr. Reece may elect to terminate the employment agreement for good reason or following a change in control of HealthGate. In the event
Mr. Reece makes such an election for good reason or as a result of a change in control, he will be entitled to a lump sum severance payment equal to 12 months' compensation at his then-current base salary, any accrued bonus through the date of election, plus any benefits to which he is entitled for 12 months following the date of election.

    HealthGate does not have employment agreements with any of our other employees or executive officers.

COMPENSATION OF DIRECTORS

    Directors of HealthGate who are also our employees did not receive additional compensation for serving as Directors.

    As compensation for their services in 1999 through 2001, in January 1999, each of HealthGate's non-employee Directors was granted stock options for the purchase of 9,915 shares of our Common Stock under our 1994 Stock Option Plan. These options have an exercise price of $.89 per share, vested in three equal annual installments in January 1999, 2000, and 2001 based on continuing service as a director through each applicable period and expire in January 2004.

    Beginning in February 2000, each of HealthGate's non-employee Directors receive $3,000 per quarterly Board of Directors' meeting attended, $500 per Committee meeting attended, and $500 per monthly Board of Directors' conference call attended and will be reimbursed, upon request, for expenses incurred in attending each Board of Directors' meeting.

    In August 2000, the number of options issued to non-employee Directors for their services was increased from 3,305 per year to 10,000 per year for the three-year period through the second quarter of 2003. Accordingly, in August 2000, (1) Dr. Bisbee was granted stock options for 30,000 shares of HealthGate's Common Stock and (2) stock options for 25,043 shares (which when combined with the January 1999 grants provides for 10,000 shares annually) were granted for the continuing services of each of Messrs. Conibear, de Castro, Friend and Horgen. The August 2000 options were granted under HealthGate's 1994 Stock Option Plan, have an exercise price of $1.375 per share (which was the closing price for our common stock as reported by Nasdaq at the time of grant), vest quarterly over three years based on continuing service as a director and expire in August 2005. In addition, upon their election to the Board of Directors, Dr. Nelson and Mr. Pyle were granted stock options for 30,000 shares of HealthGate's Common Stock in October, 2000 and January, 2001, respectively. Each of these options were granted under HealthGate's 1994 Stock Option Plan. Dr. Nelson's options have an exercise price of $0.9375 per share (which was the closing price for our common stock as reported by Nasdaq at the time of grant), vest quarterly over three years based on continuing service as a director and expire in October 2005. Mr. Pyle's options have an exercise price of $0.469 per share (which was the closing price for our common stock as reported by Nasdaq at the time of grant), vest quarterly over three years based on continuing service as a director and expire in January 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. Our Compensation Committee currently consists of Dr. Bisbee and Messrs. Conibear and Pyle, none of whom has ever been an officer or employee of HealthGate.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee has provided the following report*:

    HealthGate Data Corp.'s Compensation Committee is responsible for establishing HealthGate's philosophy of structuring executive compensation packages to enable HealthGate to attract and retain qualified executives and to motivate such individuals to maximize their efforts on behalf of HealthGate. The Compensation Committee makes recommendations regarding executive compensation, including base salaries and bonus awards. HealthGate also awards stock option grants to its officers and employees.

    HealthGate's compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified employees. The Compensation Committee recommends total compensation for HealthGate's executive officers by following a policy of basing such executive's compensation upon the executive's individual performance and contribution to the development and financial success of HealthGate. In addition, when determining the baseline for executives' compensation packages, the Compensation Committee considers the compensation packages provided by companies within its industry and by companies outside the industry with which HealthGate competes for executive talent.

    Annual compensation for HealthGate's executives consists of base salary and bonus. Additionally, equity in the form of stock option grants may be awarded.

    Cash Compensation. Annual cash compensation consists of base salary and bonus. In recommending salaries for HealthGate's executive officers, the Compensation Committee considers a number of factors, including: experience, personal performance, development and implementation of short-term and long-term planning objectives, the salary levels for similar positions within the industry in which HealthGate competes and in other industries, and company-wide salary compatibility. The weight given to each of these factors differs from individual to individual, as the Compensation Committee may deem appropriate. In order to have a portion of each executive officer's compensation contingent upon HealthGate's performance, the Compensation Committee also considers awarding performance-based cash bonuses to executive officers. In February 2001, the Compensation Committee

------------------------

* The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 Act, as amended, or the Securities Exchange Act of 1934, as amended.

established a more structured, objective and formulaic Executive Bonus Plan for 2001, pursuant to which executive officers will be eligible for quarterly bonuses based upon attainment of goals for EBITDA (earnings before interest, taxes, depreciation and amortization), use of cash, and individual performance and efficiency metrics.

    Equity Ownership. Total compensation at the executive level also includes long-term incentives afforded by the grant of stock options. The purpose of HealthGate's stock ownership program is to assist in the attraction and retention of key executives, to align the interest of each executive officer with HealthGate's stockholders and to provide each executive officer with a significant incentive to manage HealthGate from the perspective of an owner with an equity stake in HealthGate. When issued, stock option grants to executive officers have exercise prices equal to the fair market value at grant and vest in installments over a period of years, conditional upon the executive officer's continued service with HealthGate. Therefore, the stock options will provide a value to the executive officer only if the executive officer remains in service with HealthGate during the vesting period.

    Chief Executive Officer 2000 Compensation. The compensation arrangements for Mr. Reece with respect to the 2000 fiscal year were primarily based upon the terms of his existing employment contract with HealthGate. Pursuant to the 1995 Employment Agreement, Mr. Reece is entitled to an annual minimum base salary, subject to annual review by the Board of Directors. In addition, Mr. Reece is eligible to participate in any bonus programs adopted by the Board.

    In applying the goals of the Compensation Committee, including that executive compensation be at a level that is believed to be competitive with other companies in the industry, in February 2000 the Compensation Committee recommended Mr. Reece's annual base salary for fiscal year 2000 be $240,000. In January 2001 the Compensation Committee considered annual bonuses for 2000 services for executives, including Mr. Reece. The Compensation Committee did not award Mr. Reece a cash bonus for 2000, however, consistent with the Committee's philosophy of aligning the interest of each executive officer with HealthGate's stockholders and to provide each executive officer with a significant incentive to manage HealthGate from the perspective of an owner with an equity stake in HealthGate, the Compensation Committee recommended that Mr. Reece be granted a stock option for 250,000 shares of the Corporation's stock, which the Board of Directors subsequently granted. The stock options vest over three years.

                                  The Compensation Committee of HealthGate Data Corp.

                                      Gerald E. Bisbee, Jr., Ph.D.
                                      Jonathan J. G. Conibear
                                      Thomas O. Pyle

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares cumulative total stockholder return on our common stock since January 26, 2000, the date of our initial public offering, with the cumulative total return for the Nasdaq Stock Market (U.S.) Index and the JP Morgan H & Q Healthcare Information Services Index. The graph assumes the investment of $100 on January 26, 2001 in our common stock, the Nasdaq Stock Market (U.S.) Index and the JP Morgan H & Q Healthcare Information Services Index and assumes reinvestment of all dividends.

                 COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN
                          AMONG HEALTHGATE DATA CORP.
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
         AND THE JP MORGAN H & Q HEALTHCARE INFORMATION SERVICES INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                                               1/26/00  3/31/00  6/30/00  9/30/00  12/31/00
HEALTHGATE DATA CORP.                              100    47.87    13.83    10.11       1.6
NASDAQ STOCK MARKET (U.S.)                         100    112.8    98.09    90.26     60.42
JP MORGAN H&Q HEALTHCARE INFORMATION SERVICES      100    60.28    39.81    37.46     28.25

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of our Common Stock as of June 1, 2001 by: (a) each person who we know owns beneficially more than 5% of our Common Stock; (b) each of our Directors;
(c) each of the Named Executive Officers; and (d) all of our Directors, nominees and executive officers as a group. Unless otherwise indicated, the mailing address for each person and business entity listed below is c/o HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, MA 01803.

                                                                 SHARES        PERCENT
                                                              BENEFICIALLY   BENEFICIALLY
BENEFICIAL OWNER                                                 OWNED        OWNED (1)
----------------                                              ------------   ------------
General Electric Company(2).................................   3,696,256        19.3%
  2135 Easton Turnpike
  Fairfield, CT 06431

William S. Reece(3).........................................   1,948,773        10.6%

Blackwell Science, Ltd.(4)..................................   2,069,175        11.5%
  Oxney Mead, Oxford
  OX2 OEL, United Kingdom

Jonathan J. G. Conibear(5)..................................   2,069,175        11.5%

HCA The Healthcare Company(6)...............................   1,941,035         9.7%
  One Park Plaza
  Nashville, Tennessee 37203

Computer Sciences Corporation...............................     798,208        9.99%
  2100 East Grand Avenue
  El Segundo, CA 90245

Barry M. Manuel, M.D.(7)....................................   1,210,009         6.7%
  65 Wellesley Road
  Belmont, MA 02478

NBC Internet, Inc.(8).......................................   1,154,545         6.3%
  225 Bush Street
  San Francisco, CA 94104

Rick Lawson(9)..............................................     947,180         5.2%

David Friend(10)............................................     636,531         3.5%

William G. Nelson(11).......................................     406,328         2.3%

Edson D. de Castro(12)......................................     144,567            *

Mark A. Israel(13)..........................................      19,830            *

Gerald E. Bisbee, Jr.(14)...................................      12,500            *

Thomas O. Pyle(15)..........................................      27,500            *

Richard Fecher(16)..........................................       2,000            *

Veronica M. Zsolcsak(17)....................................           0            *

Executive officers and directors as a group (9                 6,192,554        33.2%
  persons)(18)..............................................

------------------------

*   Less than one percent of outstanding shares.

(1) Percentage ownership is based on 18,004,498 shares outstanding as of June 1, 2001. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of June 1, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 1,189,800 shares of Common Stock issuable pursuant to a warrant granted to General Electric Company in connection with our development and distribution agreement with GE Medical Systems, an operating unit of General Electric Company, and 2,506,456 shares of Common Stock owned by GE Capital Equity Investments, Inc., a wholly-owned subsidiary of General Electric Capital Corporation and an affiliate of General Electric Company. GE Capital Equity Investments shares beneficial ownership of the 2,506,456 outstanding shares with General Electric Capital Corporation with respect to all shares held of record by GE Capital Equity Investments. This amount does not include any shares of our Common Stock beneficially owned by NBC
    Internet, Inc. We understand that National Broadcasting Company, a subsidiary of General Electric Company, owns a significant minority equity interest in NBC Internet, Inc. and has agreed to acquire the remainder of the equity interests in NBC Internet, Inc. through a merger of NBC
    Internet, Inc. with and into National Broadcasting Company.

(3) Includes 339,117 shares of Common Stock issuable to Mr. Reece upon the exercise of stock options.

(4) Includes 47,203 shares of Common Stock issuable upon the exercise of stock options and 266,277 shares owned by Blackwell Wissenschafts-Verlag GmbH, a wholly owned subsidiary of Blackwell Science.

(5) Includes 47,203 shares of Common Stock issuable to Blackwell Science upon the exercise of stock options, 1,755,695 shares of Common Stock owned by Blackwell Science and 266,277 shares owned by Blackwell Wissenschafts-Verlag GmbH. Mr. Conibear is Executive Director of Blackwell Science. Mr. Conibear disclaims beneficial ownership of all shares issuable to or owned, directly or indirectly, by Blackwell Science and its affiliates.

(6) Includes 1,941,035 shares issuable pursuant to a warrant issued to CIS Holdings, Inc., an indirect, wholly owned subsidiary of HCA-The Healthcare Company and an affiliate of Columbia Information Systems, Inc., in connection with our marketing and reseller agreement with Columbia Information Systems.

(7) Includes 870,520 shares owned by Dr. Manuel, 317,280 shares held in trusts for which Dr. Manuel serves as trustee for the benefit of his children and grandchildren and 22,209 shares issuable to Dr. Manuel upon the exercise of stock options. Dr. Manuel disclaims beneficial ownership of the 317,280 shares held in trust for the benefit of his children and grandchildren.

(8) Includes 500,000 shares of Common Stock owned by Snap! LLC, a wholly owned subsidiary of NBC Internet, Inc., 454,545 shares of our Common Stock owned by NBC Internet, Inc. and 200,000 shares of our Common Stock issuable pursuant to a warrant issued to NBC Internet, Inc. in connection with the amendment and restatement of our strategic alliance agreement with NBC Internet, Inc. We understand that National Broadcasting Company, a subsidiary of General Electric Company, owns a significant minority equity interest in NBC Internet, Inc. and has agreed to acquire the remainder of the equity interests in NBC Internet, Inc. through a merger of NBC Internet, Inc. with and into National Broadcasting Company.

(9) Includes 148,980 shares of Common Stock issuable to Mr. Lawson upon exercise of stock options.

(10) Includes 47,203 shares of Common Stock issuable to Mr. Friend upon exercise of stock options.

(11) Includes 10,000 shares of Common Stock issuable to Dr. Nelson upon exercise of stock options.

(12) Includes 14,154 shares of Common Stock issuable to Mr. de Castro upon exercise of stock options.

(13) Mr. Israel resigned from HealthGate in May 2000.

(14) Includes 12,500 shares of Common Stock issuable to Dr. Bisbee upon exercise of stock options.

(15) Includes 7,500 shares of Common Stock issuable to Mr. Pyle upon exercise of stock options.

(16) Includes 2,000 shares owned by Mr. Fecher's spouse.

(17) Excludes shares of Common Stock issuable Ms. Zsolcsak upon exercise of unvested stock options.

(18) Includes 626,657 shares of Common Stock issuable upon exercise of stock options.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of Forms 3, 4, and 5 furnished to HealthGate pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 (the "Exchange Act") during and with respect to its most recent fiscal year, as well as written representations furnished to HealthGate by reporting persons, all persons subject to Section 16 of the Exchange Act with respect to HealthGate have filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In January 2000, HealthGate entered into a new activePress Journal Hosting and Delivery Agreement with Blackwell Science, Ltd. and Munksgaard International Publishers Limited. Blackwell Science, together with Blackwell Wissenshafts-Verlag GmbH, a wholly owned subsidiary of Blackwell Science, owns and holds 2,021,972 shares of our common stock. Jonathan Conibear, one of our Directors, is an Executive Director of Blackwell Science. Pursuant to this agreement, we have agreed to host a Web site for Blackwell Science's journals and other publications. Blackwell Science paid us a total of $826,000 for hosting of the Web site through December 2000. In March 2001, this Agreement was amended, and total fees payable to us during 2001 are expected to be in excess of $1,300,000. In addition, pursuant to the terms of a Stock Purchase Agreement dated as of December 20, 1996 between HealthGate and Blackwell Science, in the event we attempt to expand into Europe or Asia, we have agreed to negotiate in good faith with Blackwell Science to determine in what manner Blackwell Science may serve as our primary strategic alliance partner in connection with such expansion.

    In June 1999, HealthGate entered into a development and distribution agreement with GE Medical Systems pursuant to which we agreed to develop GE Medical Systems branded enhanced versions of our CHOICE Web site product and granted GE Medical Systems a license to sell our CHOICE Web site product. In connection with this agreement, we issued to General Electric a warrant for the purchase of up to 1,189,800 shares of our common stock. The warrant has a term of five years, is immediately exercisable, and has an exercise price of $3.46 per share. In June 2000, the development and distribution agreement was renewed for an additional one-year period. GE Capital Equity Investments, a principal stockholder of HealthGate, is a wholly owned indirect subsidiary of General Electric.

    HealthGate rendered services to GE Medical Systems relating to its development of a demonstration Web site. HealthGate was paid $274,000 in 2000 for such services.

    In October 1999, HealthGate entered into a three-year strategic alliance agreement with Snap! LLC and Xoom.com, Inc. The rights of Snap! LLC and Xoom.com, Inc. were subsequently assigned to NBC Internet, Inc. ("NBCi"). Under the original agreement, NBCi was to provide various services to promote HealthGate's name, the www.healthgate.com Web site, enterprise-based CHOICE Web sites and the products and services HealthGate offers. In exchange for the services provided to HealthGate by NBCi during the first year of the agreement,
(1) in January, 2000 HealthGate paid Snap a cash fee of $10,000,000 plus a $250,000 production and content integration fee, and (2) in November 1999 HealthGate issued to Snap 500,000 shares of its common stock. In September 2000 HealthGate and NBCi amended this agreement. One of the provisions of the revised agreement was that HealthGate agreed to redirect its user traffic from www.healthgate.com to the Health Channel section of NBCi's consumer Internet portal at www.nbci.com so that NBCi could count all user traffic as part of its total user base.

    In March 2001, HealthGate further amended its agreement with NBCi. Under the amended agreement, HealthGate has issued a warrant to NBCi to purchase 200,000 shares of HealthGate common stock at an exercise price per share of $0.1875 (which was the closing price for our common stock as reported by Nasdaq at the time of the amended agreement) and is scheduled to pay NBCi $2.1 million in cash in 2001 and $2.8 million in cash in 2002 and will provide content to NBCi through October 2004, in return for being the anchor tenant on the men's health, women's health and drugs and medications sections of the Health Channel of the NBCi portal through October 2002 and sharing advertising and sponsorship revenue derived from the co-branded www.healthgate.nbci.com web site through October 2004.

    In January 2000, pursuant to the terms of a Stock Purchase Agreement, HealthGate issued and sold 340,909 shares of our common stock to GE Capital Equity Investments, at $11 per share in a private sale.

    In January 2000, pursuant to the terms of a Stock Purchase Agreement, HealthGate issued and sold 454,545 shares of our common stock to NBC Internet, at $11 per share in a private sale.

    In November 1999, HealthGate entered into a three-year development agreement with Columbia Information Systems. Under our original agreement, we agreed to design, develop, and maintain a health portal site for Columbia Information Systems and design, develop and maintain customized, co-branded CHOICE Web sites for up to 280 Columbia/HCA hospitals and affiliates. The original agreement provided for an annual license fee of $3.5 million to be paid by Columbia Information Systems for all products and services that we provided under the agreement. In addition, the original agreement provided for sharing advertising and sponsorship revenues and certain e-commerce revenues. The original agreement allowed Columbia Information Systems to terminate it without cause on June 1, 2001, upon payment of a $1 million termination fee to HealthGate. In 2000, Columbia Information Systems paid us a total of $3.5 million under this agreement which represented 33% of our revenue for the year.

    In March 2001, HealthGate and HCA amended the development agreement formerly with Columbia Information Systems. The term of the amendment is from March 2001 to November 2002 and calls for HCA to pay license fees to HealthGate of approximately $1.4 million in both 2001 and 2002. The amendment significantly reduces the content that will be made available on the customized HCA CHOICE Web sites, increases the maximum number of hospitals covered to 330 and eliminates HCA's option to terminate the agreement on June 1, 2001. In 2001, HealthGate also expects to receive approximately $0.6 million in license fees under the original agreement.

    In November 1999, HealthGate also entered into a separate three-year marketing and reseller agreement with Columbia Information Systems, under which Columbia Information Systems agreed to endorse us as the preferred provider of patient and consumer oriented health content for Web sites owned or operated by HCA (formerly Columbia/HCA Healthcare) hospitals and affiliates. The agreement provides us, among other things, the right to make a first offer to provide services for adding content to the Columbia Information Systems health portal site and any Web sites owned or operated by or affiliated with Columbia Information Systems or HCA. We also have the exclusive right to host on the Internet content provided to us by healthcare providers owned, controlled or operated by any entity owned or controlled by HCA. In addition, Columbia Information Systems may, for a commission, market and sell our CHOICE Web site product to entities unaffiliated with HCA, subject to our approval. In connection with this agreement, we have issued to CIS Holdings, Inc., an indirect, wholly owned subsidiary of HCA and an affiliate of Columbia Information Systems, a warrant for the purchase of up to 1,941,035 shares of our common stock. The warrant has a term of three years, an exercise price of $11 per share and became exercisable in January 2000 upon our initial public offering.

    In January 2000, HealthGate completed an initial public offering of its common stock. In conjunction with this initial public offering, all outstanding shares of redeemable convertible stock were converted into 7,530,556 shares of common stock. Upon the conversion of Series E preferred stock, we paid a total of $465,000 in cash for accrued dividends on Series E preferred stock. The Series E dividend amount included payments of $116,000 to Blackwell
Science Ltd. and $349,000 to GE Capital Equity Investments Inc., both of which are principal stockholders of HealthGate.

                                  PROPOSAL II

                           AMENDMENT OF HEALTHGATE'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                 TO EFFECT A THREE-FOR-ONE REVERSE STOCK SPLIT

REVERSE STOCK SPLIT PROPOSAL

    The Board of Directors of HealthGate has unanimously approved a proposal to amend HealthGate's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split of HealthGate's outstanding Common Stock on the terms described herein (the "Reverse Stock Split"). The Board of Directors has declared the amendment to the Certificate of Incorporation to be generally advisable and has recommended that the amendment be presented to the stockholders of HealthGate for approval.

    Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. If approved by the stockholders of HealthGate as provided herein, the Reverse Stock Split will be effected by an amendment to the Certificate of Incorporation in substantially the form attached to this Proxy Statement as Appendix B (the "Reverse Stock Split Amendment") and will become effective upon the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware or on such later date determined by the Board of Directors (in either case, the "Effective Date").

    The following discussion is qualified in its entirety by the full text of the Reverse Stock Split Amendment, which is hereby incorporated by reference herein.

    On the Effective Date, the Reverse Stock Split will result in the automatic conversion of three shares of issued and outstanding Common Stock into one share of Common Stock. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead, HealthGate will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest on the Effective Date.

    If the Reverse Stock Split proposal is approved by the stockholders, the Reverse Stock Split will be effected only upon a determination by the Board that the Reverse Stock Split is in the best interest of

HealthGate and its stockholders at that time. Notwithstanding approval of the Reverse Stock Split proposal by the stockholders of HealthGate, the Board may, in its sole discretion, determine not to effect the Reverse Stock Split or to delay such action based on the then-current trading price of the Common Stock or certain other factors described herein.

    Dissenting stockholders have no appraisal rights under Delaware law, HealthGate's Certificate of Incorporation or HealthGate's Amended and Restated By-laws in connection with the approval of the Reverse Stock Split Amendment and the consummation of the Reverse Stock Split.

REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL

    The primary purpose of the Reverse Stock Split is to combine the outstanding shares of Common Stock so that the Common Stock outstanding after giving effect to the Reverse Stock Split trades at a higher price per share than the Common Stock outstanding before giving effect to the Reverse Stock Split. HealthGate believes that this higher trading price will aid HealthGate in remaining eligible for listing on the Nasdaq National Market.

    HealthGate's Common Stock must maintain a minimum bid price of $1.00 per share and a market value of public float of at least $5,000,000 in order to remain eligible for continued listing on the Nasdaq National Market. On
December 8, 2000, the staff (the "Staff") of the Nasdaq Stock Market, Inc. ("Nasdaq") notified HealthGate that the bid price for its Common Stock had been below $1.00 per share for a period of thirty consecutive days. The Staff advised HealthGate that it would be given a period of ninety days within which to comply with the minimum bid price requirement in order to maintain its listing on the Nasdaq National Market. On January 11, 2001, the Staff notified HealthGate that the market value of HealthGate's public float had been below $5,000,000 for a period of thirty consecutive days. The Staff advised HealthGate that it would be given a period of ninety days within which to comply with the market value of public float requirement in order to maintain its listing on the Nasdaq National Market. On March 9, 2000, the Staff notified HealthGate that its Common Stock had failed to comply with the minimum bid price requirement within the ninety day cure period set forth in the Staff's letter dated December 8, 2000 and, therefore, the Staff was going to move forward with the delisting of HealthGate's Common Stock from the Nasdaq National Market. On March 14, 2001, HealthGate requested a hearing before the Nasdaq Listing Qualifications Panel (the "Panel") to appeal the decision of the Staff to move forward with the delisting of HealthGate's Common Stock from the Nasdaq National Market.

    On April 26, 2001, certain officers and counsel of HealthGate appeared before the Panel to appeal the Staff's decision as it related to the Common Stock's failure to comply with the minimum bid price requirement and to request an extension of time to comply with the minimum bid price listing requirement. At the hearing, HealthGate also addressed the issue of the market value of the Common Stock's public float, which at the time of the hearing was, and at most times since the hearing has been, adequate to satisfy the Nasdaq National Market listing requirement. Following the hearing, HealthGate was notified by Nasdaq that, based on the recent sustained market value of public float of HealthGate's Common Stock, the Panel was of the opinion that HealthGate had evidenced compliance with the market value of public float requirement. In addition, the Panel determined to continue the listing of HealthGate's Common Stock on the Nasdaq National Market pursuant to an exception that requires HealthGate (1) to file a proxy statement with the Securities and Exchange Commission and Nasdaq on or before June 1, 2001, evidencing HealthGate's intent to seek stockholder approval for a reverse stock split sufficient to remedy the $1.00 bid price deficiency, which requirement HealthGate believes will be satisfied by filing this proxy statement with the Securities and Exchange Commission, (2) to evidence a closing bid price of at least $1.00 per share for its Common Stock on or before July 15, 2001 and, immediately thereafter, for at least ten consecutive trading days, and (3) to evidence compliance with all requirements for continued listing on Nasdaq.

    HealthGate believes, but cannot assure you, that a Reverse Stock Split will enable the Common Stock to trade above the $1.00 minimum bid price and to maintain a market value of public float of at least $5,000,000, as provided under the Nasdaq listing requirements for continued listing on the Nasdaq National Market (the "Nasdaq National Market Listing Requirements"). In addition to the minimum bid price and market value of public float requirements, the Nasdaq imposes other standards to maintain listing on the National Market and the Small Cap Market. As described above, HealthGate is seeking approval of a three-for-one reverse stock split. Though the Board of Directors may consider a variety of factors when it determines whether to implement the proposed stock split, it is anticipated that the principal focus of the Board's inquiry will be on the then current state of the market, generally, the market for HealthGate's Common Stock, and whether the stock split is likely to preserve HealthGate's listing status on Nasdaq.

    On June 1, 2001, the last reported sale price of the Common Stock on the Nasdaq National Market was $0.73 per share.

    HealthGate believes that maintaining the listing of its Common Stock on the Nasdaq National Market is in the best interest of HealthGate and its stockholders. Inclusion in the Nasdaq National Market increases liquidity and may potentially minimize the spread between the "bid" and "ask" prices quoted by market makers. Further, a Nasdaq National Market listing may enhance HealthGate's access to capital and increase HealthGate's flexibility in responding to anticipated capital requirements. HealthGate believes that prospective investors will view an investment in HealthGate more favorably if its shares qualify for listing on the Nasdaq National Market.

    HealthGate also believes that the current per share price level of the Common Stock has reduced the effective marketability of HealthGate's shares of Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. Certain investors view low-priced stock as speculative and unattractive, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stock. Such policies and practices pertain to the payment of brokers commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

    In addition, because brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase the Common Stock at its current low share price.

    In addition, if the Common Stock is not listed on the Nasdaq National Market and the trading price of the Common Stock were to remain below $1.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, a non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the Common Stock could further limit the market liquidity of the Common Stock and the ability of investors to trade the Common Stock.

    As discussed below, in the event that the Common Stock is delisted from the Nasdaq National Market, HealthGate may not qualify for listing on the Nasdaq SmallCap Market. See "--Other Nasdaq Requirements." In such an event, sales of the Common Stock would likely be conducted only in the over-the-counter market or potentially in regional exchanges. This may have a negative impact on the liquidity and price of the Common Stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

    For all the above reasons, HealthGate believes that the Reverse Stock Split is in the best interests of HealthGate and its stockholders. There can be no assurance, however, that the Reverse Stock Split will have the desired consequences. Specifically, there can be no assurance that, after the Reverse Stock Split, the market price of the Common Stock will not decrease to its pre-split levels or that the market capitalization of the Common Stock after the proposed Reverse Stock Split will be equal to the market capitalization before the proposed Reverse Stock Split.

EFFECT OF THE REVERSE STOCK SPLIT PROPOSAL

    Although HealthGate expects to file the Reverse Stock Split Amendment with the Delaware Secretary of State's office promptly following approval of the Reverse Stock Split proposal at the Meeting, the actual timing of such filing will be determined by the Board of Directors based upon its evaluation as to when such action is most advantageous to HealthGate and its stockholders. Further, notwithstanding approval of the Reverse Stock Split proposal by the stockholders of HealthGate, the Board of Directors may elect not to file the Reverse Stock Split Amendment at all.

    After the Effective Date of the Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock but will hold the same percentage of the outstanding shares (subject to adjustments for fractional interests resulting from the Reverse Stock Split) as such stockholder held prior to the Effective Date. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, and the per share exercise or conversion prices thereof, will be adjusted appropriately with respect to the Reverse Stock Split in accordance with their terms as of the Effective Date. HealthGate does not believe that the immediate impact of the Reverse Stock Split will be to reduce the number of beneficial or record stockholders.

    The Reverse Stock Split may also result in some stockholders owning "odd lots" of less than 100 shares of Common Stock received as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

    Following the Reverse Stock Split, the number of shares of Common Stock outstanding will be reduced and the par value of the Common Stock will be increased from $0.01 per share to $0.03 per share. As a consequence, the aggregate par value of the outstanding Common Stock will not change. The Reverse Stock Split will not affect HealthGate's total stockholders' equity. All share and per share information will be retroactively adjusted following the Effective Date to reflect the Reverse Stock Split for all periods presented in future filings.

    The Board considered reducing the number of shares of authorized Common Stock in connection with the Reverse Stock Split but determined that the availability of additional shares may be beneficial to HealthGate in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law).

    Based on the 18,004,498 shares Common Stock outstanding as of May 25, 2001, the approximate number of shares of Common Stock that would be outstanding as a result of the Reverse Stock Split is 6,001,499.

    The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in HealthGate (except with respect to adjustments for fractional interests). None of the rights currently accruing to holders of the Common Stock will be affected by the Reverse

Stock Split. Similarly, except for a proportionate adjustment in the number of shares issuable upon exercise, none of the rights currently accruing to holders of options or warrants to purchase Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of the Common Stock resulting from the Reverse Stock Split will entitle the holder thereof to one vote per share and will otherwise be identical to the outstanding Common Stock immediately prior to the Effective Date.

EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

    The combination and reclassification of shares of Common Stock pursuant to the Reverse Stock Split will occur automatically on the Effective Date without any action on the part of stockholders of HealthGate and without regard to the date on which certificates evidencing shares of Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates. As of the Effective Date, three shares of Common Stock will be converted and reclassified into one share of post-split Common Stock.

    For example, if the Reverse Stock Split is implemented by the Board of Directors, a holder of three hundred shares immediately prior to the Effective Date would hold one hundred shares after the Effective Date. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead, HealthGate will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest on the Effective Date.

    As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of shares of Common Stock, to be used in forwarding such holder's stock certificates for surrender and exchange for certificates evidencing the number of shares of Common Stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates evidencing shares of Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the whole number of shares of Common Stock that such stockholder holds as a result of the Reverse Stock Split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM HEALTHGATE.

    As of the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive the number of shares of Common Stock into which the shares of Common Stock evidenced by such certificate have been converted as a result of the Reverse Stock Split.

OTHER NASDAQ REQUIREMENTS

    In addition to the $1.00 minimum bid price per share and $5,000,000 market value of public float requirements described above, the continued listing of the Common Stock on the Nasdaq National Market is subject to the maintenance of the other quantitative and qualitative requirements set forth in the Nasdaq National Market Listing Requirements. In particular, the Nasdaq National Market Listing Requirements require that a company currently included in the Nasdaq National Market meet each of the following standards to maintain its continued listing:

    Nasdaq National Market Listing Maintenance Criteria:

    (1) net tangible assets of $4,000,000;

    (2) a public float of 750,000 shares;

    (3) a market value of public float of $5,000,000;

    (4) a minimum bid price of $1 per share;

    (5) 400 round lot shareholders;

    (6) two market makers; and

    (7) compliance with Nasdaq corporate governance rules.

    Although HealthGate believes that it will meet each of these requirements as of the first full trading day after the Effective Date, there can be no assurance that such will be the case or that other factors will not cause HealthGate to fail to meet such requirements.

    In the event that HealthGate is unable to satisfy the requirements for continued listing on the Nasdaq National Market, HealthGate may not be able to satisfy the requirements for listing on the Nasdaq SmallCap Market on an ongoing basis either before or after the Reverse Stock Split. The requirements for listing on the Nasdaq SmallCap Market are listed below:

    Nasdaq SmallCap Market Listing Maintenance Criteria:

    (1) either (a) net tangible assets of $2,000,000, (b) net income in two of the last three years of $500,000, or (c) a market capitalization of $35,000,000;

    (2) a public float of 500,000 shares;

    (3) a market value of public float of $1,000,000;

    (4) a minimum bid price of $1.00 per share;

    (5) two market makers;

    (6) 300 round lot shareholders; and

    (7) compliance with Nasdaq corporate governance rules.

    Accordingly, HealthGate believes that the Reverse Stock Split represents HealthGate's best opportunity to remain listed on Nasdaq.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the material federal income tax consequences of the Reverse Stock Split is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, judicial decisions and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

    This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

    Except as discussed below, no gain or loss should be recognized by a stockholder who receives only Common Stock in connection with the transactions contemplated by the Reverse Stock Split. The aggregate tax basis of the shares of Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder's aggregate basis in the Common Stock held immediately prior to the Reverse Stock Split and generally will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the shares of Common Stock received in exchange therefore in the Reverse Stock Split. Shares of Common Stock received should have the same holding period as the Common Stock surrendered. The receipt of a cash payment in lieu of a fractional interest will result in recognition of gain or loss for federal income tax purposes.

HEALTHGATE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE REVERSE STOCK SPLIT PROPOSAL.

                                 ANNUAL REPORT

    The Company's Annual Report on Form 10-K with respect to the year ended December 31, 2000, which includes the Company's audited financial statements, accompanies this Proxy Statement.

    ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO:
TREASURER, HEALTHGATE DATA CORP., 25 CORPORATE DRIVE, BURLINGTON, MASSACHUSETTS, 01803 (TELEPHONE: (781) 685-4000).

                 RELATIONSHIP WITH CERTIFIED PUBLIC ACCOUNTANTS

    The accounting firm of PricewaterhouseCoopers LLP served as HealthGate's independent auditors for 2000. A representative of PricewaterhouseCoopers LLP is expected to be present at the stockholders' meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders. The Board of Directors of HealthGate has requested that the Audit Committee recommend an accounting firm to serve as HealthGate's independent auditors for the year 2001. The following table sets forth the fees incurred by HealthGate for the services of PricewaterhouseCoopers LLP in 2000.

                        FINANCIAL INFORMATION SYSTEMS
     AUDIT FEES         DESIGN AND IMPLEMENTATION FEES   ALL OTHER FEES*
     ----------         ------------------------------   ---------------
      $177,665                           --                 $127,600

------------------------

* Consists of fees for professional services rendered in connection with our SEC registration statements and certain tax services.

    During HealthGate's three most recent fiscal years, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused the firm to make a reference to the subject matter of the disagreement in connection with its report.

                             STOCKHOLDER PROPOSALS

    Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with SEC
Rule 14a-8, which in certain circumstances may require the inclusion of qualifying proposals in HealthGate's Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company's 2002 Annual Meeting of Stockholders, all applicable requirements of SEC Rule 14a-8 must be satisfied and such proposals must be received by HealthGate no later than January 23, 2002.

    In addition, under the Company's By-Laws, no business may be brought before an annual meeting or nominations made for persons for election to the Board of Directors except pursuant to the notice of the meeting (which includes stockholder proposals that HealthGate sets forth in its proxy statement under SEC Rule 14a-8), or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has delivered timely written notice to HealthGate (containing certain information specified in the By-Laws) not less than 60 days prior to the date of the annual meeting; provided, in the event that the 2002 annual stockholders meeting is called for a date prior to the fourth Tuesday in June and less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Accordingly, a stockholder who intends to present a nomination for Director or a proposal at the 2002 Annual Meeting of stockholders without inclusion of the proposal in the Company's proxy materials must provide written notice of the nomination or other business they wish to propose to HealthGate no later than April 26, 2002 (assuming an annual stockholders meeting on June 25, 2002) or pursuant to the applicable formula described above if the annual meeting is scheduled for another date.

    All notices of proposals by stockholders and all requests for copies of the full text of the By-law provisions discussed above should be sent to HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts, 01803,
Attention: Secretary.

    The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

    Management is not aware of any matters proposed to be presented to the meeting by any other person. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment on such business.

                              HEALTHGATE DATA CORP.

        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2001


         The undersigned hereby appoints William S. Reece, Veronica Zsolcsak and Rick Lawson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of HealthGate Data Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of HealthGate Data Corp. to be held at the Sheraton Colonial Hotel and Golf Club, One Audubon Road, Wakefield, Massachusetts, on Thursday, June 28, 2001 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                                                         -----------------------
                                                         |   SEE REVERSE FOR   |
    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)         | VOTING INSTRUCTIONS |
                                                         -----------------------

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS

                              HEALTHGATE DATA CORP.

                                  JUNE 28, 2001






                 Please Detach and Mail in the Envelope Provided



   -----       PLEASE MARK YOUR               |
A  | X |       VOTES AS IN THIS               |
   |   |       EXAMPLE.                        -----
   -----

        FOR all nominees      WITHHOLD     MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR
        listed at right      AUTHORITY     DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2.
       (except as marked   to vote for all
       to contrary below)     nominees
                           listed at right.

1. To elect                                NOMINEES: Gerald E. Bisbee, Jr., Ph.D.
   Three       / /               / /                 Jonathan J. G. Conibear
   Class II                                          Thomas O. Pyle
   Directors



                                                   FOR     AGAINST   ABSTAIN
   2. To approve an amendment to the
      Company's Amended and Restated
      Certificate of Incorporation to effect a     / /       / /       / /
      three-for-one reverse stock split of the
      Company's outstanding Common Stock.



TO WITHHOLD AUTHORITY TO VOTE FOR
ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                                      DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.
--------------------------------------------

                                                      RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY
                                                      STATEMENT IS HEREBY ACKNOWLEDGED, AND THE
                                                      TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY
                                                      INCORPORATED BY REFERENCE INTO THIS PROXY. THE
                                                      UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE
                                                      GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS,
                                                      POSTPONEMENTS AND CONTINUATIONS THEREOF.

                                                      PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS
                                                      PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS
                                                      POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


                                                                            Address Change? Mark Box  / /

                                                                            Indicate Changes Below


SIGNATURE(S) ____________________________________________________________________________________  Dated: ___________, 2001

NOTE:    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE
         PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD
         THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER
         SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED
         PERSON.

                                   APPENDIX A

                                AUDIT COMMITTEE
                                    CHARTER

                                  ORGANIZATION

    There shall be a committee of the board of directors to be known as the Audit Committee. The Audit Committee shall be composed of at least three independent directors. The definition of "independent director" is set forth in Annex A to this charter. Each member of the Audit Committee shall be able to read and understand fundamental financial statements including a company's balance sheet, income statement and cash flow statement. In addition at least one member must have had past employment experience in finance or accounting or any other comparable experience that has resulted in the member's financial sophistication.

                              STATEMENT OF POLICY

    The Audit Committee shall provide assistance to the board of directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of the financial reports of the company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, if any, and the financial management of the company. The company's independent auditors are ultimately responsible to the Board of Directors and the Audit Committee, as representatives of the company's shareholders

                                RESPONSIBILITIES

    In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of the highest quality.

    In carrying out these responsibilities, the Audit Committee will:

    - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the company and its divisions and subsidiaries, if any; and where appropriate replace the independent auditor.

    - Take appropriate action to oversee the independence of the company's outside auditor including the following:

     - Receive from the independent auditors each year a formal written statement delineating all relationships between the auditor and the company consistent with Independent Standards Board Standard 1.

     - Actively engage in a dialogue with the auditor regarding any disclosed relationships or services that may impact the objectivity and independence of the auditor

    - Meet with the independent auditors and financial management of the company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

    - Review with the independent auditors, the company's internal auditor, if any, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Audit Committee periodically should review company policy statements to determine their adherence to any code of conduct prescribed by the Board.

    - Review the internal audit function of the company, if any, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

    - Receive prior to each meeting, a summary of findings from completed internal audits, if any, and a progress report on any proposed internal audit plan, if any, with explanations for any deviations from the original plan.

    - Review the financial statements to be filed quarterly with the Securities Exchange Commission with management and the independent auditors. Review the scope and the procedures used during the quarterly reviews, including any recommendations of the independent auditors.

    - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

    - Provide sufficient opportunity for the independent auditors and internal auditors, if any, to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

    - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

    - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                       ANNEX A TO AUDIT COMMITTEE CHARTER

    "Independent director" means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

       (a) a director who is employed by the company or any of its affiliates for the current year or any of the past three years;

       (b) a director who accepts any compensation from the company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

       (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home;

       (d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities) that exceed 5% of the company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

       (e) a director who is employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

                                   APPENDIX B

                          CERTIFICATE OF AMENDMENT OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             HEALTHGATE DATA CORP.

    HealthGate Data Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Corporation's Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable.

    SECOND: That the stockholders of the Corporation have duly approved said amendment by the required vote of such stockholders, adopted at an annual meeting of stockholders of the Corporation, duly called and held in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, by the affirmative vote of a majority of the shares of the outstanding Common Stock entitled to vote thereon in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

    THIRD: That, effective on             , 200 (the "Effective Date"), the
Amended and Restated Certificate of Incorporation of the Corporation shall be hereby further amended, without the need for any additional action, by deleting the first paragraph of Article IV (said paragraph begins "The total number..."
and ends "....$.01 per share ("Preferred Stock")." and inserting therefor the following four paragraphs:

    "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be 110,000,000, consisting of
(i) 100,000,000 shares of common stock, par value $.03 per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

    Simultaneously with the Effective Date, all issued and outstanding shares of Common Stock ("Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: each three (3) shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one (1) share of issued and outstanding Common Stock ("New Common Stock"), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than three (3) Shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by three (3), does not result in a whole number (a "Fractional Share Holder"), the fractional share interest of New Common Stock held by such Fractional Share Holder as a result of the Reverse Split shall be cancelled and such Fractional Share Holder shall be entitled to receive an amount in cash equal to the value, based on the market price, of such fractional share interest on the Effective Date.

    The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby canceled and shall represent only the right of the holders thereof to receive New Common Stock.

    From and after the Effective Date, the term "New Common Stock" as used in this Article FOURTH shall mean Common Stock as provided in the Certificate of Incorporation."

    IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President
and attested by its Assistant Secretary this   day of       , 200 .

                                                       HEALTHGATE DATA CORP.

                                                       By:
                                                            -----------------------------------------
[CORPORATE SEAL]                                                   William S. Reece, President

ATTEST:

By:          -------------------------------
                     Stephen M. Kane
                   Assistant Secretary

                                      B-2